UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1 to Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2006

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1101 Third Street South, Minneapolis, Minnesota	55415
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 332-7371

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 26, 2006, The Valspar Corporation (the “Corporation”) filed a Current Report on Form 8-K relating to an entry by the Corporation into an agreement to acquire 80% of the share capital of Huarun Paints Holdings Company Limited. The approximate purchase price in U.S. dollars stated in the Form 8-K was incorrect. The correct cash purchase price is approximately $290 million. The following is the corrected disclosure pursuant to Item 1.01:

On June 20, 2006, The Valspar Corporation (the “Corporation”) entered into an agreement to acquire 80% of the share capital of Huarun Paints Holdings Company Limited (“Huarun Paints”) from Champion Regal Limited, a Hong Kong based investment company and certain other shareholders. Huarun Paints is organized under the laws of Hong Kong and manufactures and distributes wood, furniture and architectural coatings in China.

The cash purchase price is approximately $290 million and the transaction is expected to close by the end of July. Certain of the shares not being purchased by the Corporation at the closing are subject to various future put and call rights.

Item 7.01	Regulation FD Disclosure.

On June 26, 2006, The Valspar Corporation issued a press release relating to the acquisition of shares in Huarun Paints. A copy of the press release is being furnished to the Securities and Exchange Commission and is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated June 26, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE VALSPAR CORPORATION
Date: June 26, 2006	By:	/s/Rolf Engh
Name: Rolf Engh Title: Secretary